SOO KIM APPOINTED CHAIR OF
TWIN RIVER BOARD OF DIRECTORS

Providence, Rhode Island (December 9, 2019) – Twin River Worldwide Holdings, Inc. (NYSE: TRWH) (“Twin River” or “the Company”) today announced that John E. Taylor, Jr. is stepping down as Executive Chair and a member of the Board of Directors and the appointment of Soohyung Kim as Board Chair.

Mr. Kim is a Founding Partner of Standard General L.P., a significant shareholder in Twin River, and is the firm’s Managing Partner and Chief Investment Officer. He has been an independent director of the Company since 2016, where he leads the Compensation and Nominating and Governance committees. He has been closely involved with all aspects of Board governance and strategy, and as Chair will bring foundational knowledge of the company along with a thorough understanding of the markets in which Twin River operates to make strong financial judgments and generate long-term shareholder value.

“The Company has become a major force in the gaming space and is on a powerful financial trajectory. I am proud of what we’ve accomplished and have nothing but good wishes for the Company’s continued success in the future. I took this step reluctantly, but feel the time is right for me to take on other opportunities where I can help create similar value” Taylor said.

“The Board and entire Company thank John for his dedicated and effective service as Board Chair, from his guidance and leadership out of bankruptcy through a significant period of growth into a market leader and finally to the public listing of the Company’s stock on the New York Stock Exchange earlier this year. His expertise, insight and steady guidance have been invaluable to the business,” said Kim.

Taylor has served as the Chair of the Twin River Board since 2010 and Executive Chair since July 2017.

About Twin River Worldwide Holdings, Inc.

Twin River Worldwide Holdings, Inc. owns and manages four casinos, two casinos in Rhode Island, one in Mississippi and one in Delaware, as well as a Colorado horse race track that has 13 authorized OTB licenses. Properties include Twin River Casino Hotel (Lincoln, RI), Tiverton Casino Hotel (Tiverton, RI), Hard Rock Hotel & Casino (Biloxi, MS), Dover Downs Hotel & Casino (Dover, DE) and Arapahoe Park racetrack (Aurora, CO). Its casinos range in size from 1,000 slots and 32 table games facilities to properties with over 4,100 slots, 125 table games and 48 stadium gaming positions, along with hotel and resort amenities. Its shares are traded on the New York Stock Exchange under the ticker symbol “TRWH.”

Investor Contact
Steve H. Capp
Executive Vice President and Chief Financial Officer
401-475-8564
InvestorRelations@twinriver.com

Media Contact
Liz Cohen
Kekst CNC
212-521-4845
Liz.Cohen@kekstcnc.com